August 3, 2022

PDC Energy, Inc. Announces 2022 Second Quarter Financial and Operating Results and Announces Receiving Completeness Determination On The Guanella Comprehensive Area Plan Application

DENVER, August 03, 2022: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced its 2022 second quarter financial and operating results, provided second half 2022 guidance and announced receiving Completeness Determination on the Guanella Comprehensive Area Plan (“CAP”) application.

On August 2, the Company passed a major milestone in the permitting process by receiving the Completeness Determination on its Guanella CAP from the Colorado Oil & Gas Conservation Commission (“COGCC”). The Guanella CAP covers approximately 35,000 consolidated net acres in rural Weld County with approximately 450 well locations accessed by only 22 surface locations. With the Completeness Determination passed, PDC now enters the technical review phase and 60-day public comment period.

In June 2022, PDC was granted unanimous approval for a 69-well Oil and Gas Development Plan (“OGDP”) and a 30-well OGDP, the Company’s second and third approval under the new permitting process. Combined, these two approvals provided the Company 99 additional permits. Together, these approvals and the in progress Guanella CAP application, represent the Company’s planned Wattenberg Field turn-in-line (“TIL”) activity into 2028. Over the coming months, the Company expects to submit several additional OGDPs expanding its inventory of permitted locations to support the most efficient development of the core Wattenberg Field.

2022 Second Quarter Highlights:

•Net cash from operating activities of approximately $747 million, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $695 million and oil and gas capital investments of approximately $290 million.

•Approximately $405 million of adjusted free cash flow (“FCF”), a non-U.S. GAAP metric defined below.

•Returned approximately $250 million of capital to shareholders through the repurchase of approximately 3.0 million shares of common stock outstanding and a $0.35 base dividend.

•Closed on acquisition of Great Western Petroleum, LLC (the “Great Western Acquisition”) on May 6, 2022.

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•Extended multi-year DJ Basin permit inventory with approval of Kenosha and Broe OGDP permits accounting for 99 new wells.

•Total production of 21.4 million barrels of oil equivalent (“MMBoe”) or approximately 235,000 Boe per day and oil production of 6.8 million barrels (“MMBbls”) or approximately 75,000 Bbls per day.

CEO Commentary

President and Chief Executive Officer, Bart Brookman, commented, “I commend our regulatory team at PDC and am pleased with the working relationship we have developed with the COGCC. In June, we obtained 99 additional permits, extending our mapped turn-in-line schedule well into 2025. Today’s announcement of the Completeness Determination on the Guanella CAP marks another key accomplishment in providing long-term visibility into the drilling permit process. We look forward to continuing this approval track record with our Guanella CAP and future OGDPs.

“For the quarter, we closed on the $1.4 billion Great Western transaction, which honored all PDC’s acquisition criteria and added complementary core inventory to our Wattenberg asset. The teams are diligently working to blend the two companies and we anticipate full integration will be complete by the end of 3rd quarter.

“Our results for the quarter are highlighted by the Company’s ability to generate more than $400 million in adjusted free cash flow (FCF) while returning approximately $250 million of capital to shareholders through the repurchase of common stock and base dividends. This represents an annualized free cash flow yield and shareholder return yield of approximately 26% and 16% respectively. PDC increased its base quarterly dividend to $0.35 per share after closing the Great Western acquisition, and remains committed to returning a minimum of 60% of its quarterly post dividend annual FCF to shareholders through the Company’s share repurchase program and a year-end special dividend if needed.”

Operations Update

In the second quarter of 2022, PDC invested approximately $290 million while delivering total production of 21.4 million Boe, or approximately 235,000 Boe per day, and oil production of 6.8 million barrels, or approximately 75,000 barrels per day. Total production and oil production represent a sequential increase of 19 percent and 17 percent respectively, compared to the first quarter of 2022, primarily driven by the production volumes from the Great Western Acquisition. Production came in lower than guidance as a result of a small number of compounding near term operational constraints including downtime associated with moving wells on the Great Western Raindance pad to gas lift, timing of temporary unplanned maintenance on third party midstream systems in the Wattenberg Field and delays in securing workover rigs in the Delaware Basin.

In the Wattenberg Field, the Company invested approximately $230 million to operate an average of three drilling rigs and one and a half completion crews in the second quarter, resulting in 54 spuds and 33 TILs and 50 in-process wells PDC acquired as part of the Great Western Acquisition. Shortly after closing of the Great Western Acquisition on May 6th, the Company dropped one of the two rigs that Great Western was operating. Considering the two rigs operated by PDC and one rig from Great Western, we operated a three rig program for the majority of the second quarter. Total production was 18.3 million Boe, or approximately 201,000 Boe per day, while oil production was approximately 5.5 million Bbls, or approximately 60,000 Bbls per day. PDC exited the second quarter with approximately 190 drilled, uncompleted wells (“DUCs”) and approximately 455 approved permits in-hand.

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In June, the Company began moving the 35 well Raindance pad, located in a lower gas-oil ratio part of the core Wattenberg onto gas lift which required adjacent wells to be temporarily shut-in while equipment was moved and installed. Initial production response from wells where gas lift has been installed and been brought back online are meeting expectations and currently support longer term production forecasts. This work is expected to continue into the second half of the year and the impacts have been incorporated into our second half 2022 production guidance.

In the Delaware Basin, PDC invested approximately $60 million to operate one drilling rig and a completion crew, resulting in 4 spuds and 9 TILs. Total production was 3.1 million Boe, or approximately 34,000 Boe per day, while oil production was approximately 1.3 million Boe, or approximately 14,000 Boe per day.

Q2 2022 Shareholder Returns and Financial Position

The Company returned approximately $250 million of capital to shareholders through the repurchase of approximately 3.0 million shares of common stock outstanding and its a $0.35 per share base quarterly dividend. The Company has a $1.25 billion share repurchase program authorized, which is expected to be utilized by year end 2023. PDC remains committed to returning a minimum of 60 percent of its quarterly post-dividend annual FCF to shareholders through the Company’s share repurchase program and a year-end special dividend, if needed.

The Company had approximately $39 million cash on hand and approximately $755 million drawn on the credit facility as of June 30, 2022. The leverage ratio was 0.7x at June 30, 2022.

Second Half and Full Year 2022 Outlook

For the second half, the Company expects total production to be in a range of 245,000-255,000 Boe per day and 80,000-84,000 Bbls per day of oil production. Capital investments in crude oil and natural gas properties are expected to be between $515 and $565 million.

Based on our current operating results from the first half of the year, we now expect full-year 2022 production to range between 230,000 Boe to 240,000 Boe per day, of which approximately 73,000 Bbls to 77,000 Bbls is expected to be crude oil. Our planned 2022 capital investments in crude oil and natural gas properties are expected to be between $1.025 and $1.075 billion.

Environmental, Social and Governance (“ESG”)

Through the first six months of 2022, the Company is on schedule with its planned projects to meet its 15% and 30% GHG and methane reduction targets for the full year 2022, respectively.

The Company surpassed the four year mark with no lost time work injuries in both the Wattenberg and Delaware basins. Through the first six months of 2022, PDCE employee Total OSHA Recordable Injury Rate (TRIR) was 0.34, a mark ahead of the corporate target of 0.4.

Including its existing environmental, health and safety performance bonus metrics, along with GHG and methane intensity reduction goals, ESG is projected to account for approximately 25 percent of the Company’s short-term incentive program.

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Second Quarter Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives were $1,238 million, a 40 percent increase compared to first quarter of 2022 of $882 million. The increase in sales between periods was due to a 17 percent increase in weighted average realized sales price per Boe to $57.81 from $49.23 and a 19 percent increase in production from 17.9 MMBoe to 21.4 MMBoe. The increase in sales price was primarily driven by 15 percent and 47 percent increases in weighted average realized crude oil and natural gas prices, respectively. The combined revenue from crude oil, natural gas and NGLs sales and net settlements on commodity derivative instruments was $939 million in the second quarter of 2022 compared to $721 million in the first quarter of 2022.
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The following table provides weighted average sales price, by area, excluding net settlements on derivatives and transportation, gathering and processing expense (“TGP”), for the periods presented:

	Three Months Ended			Six Months Ended June 30,
	June 30, 2022	March 31, 2022	Percent Change	2022	2021	Percent Change
Crude oil (MBbls)
Wattenberg Field	5,545	4,832	15%	10,377	8,670	20%
Delaware Basin	1,299	1,021	27%	2,320	1,578	47%
Total	6,844	5,853	17%	12,697	10,248	24%

Weighted average price	$108.24	$93.93	15%	$101.64	$60.92	67%

Natural gas (MMcf)
Wattenberg Field	43,244	37,663	15%	80,907	73,742	10%
Delaware Basin	6,573	5,456	20%	12,029	9,770	23%
Total	49,817	43,119	16%	92,936	83,512	11%

Weighted average price	$5.57	$3.78	47%	$4.74	$2.29	107%

NGLs (MBbls)
Wattenberg Field	5,575	4,291	30%	9,866	8,153	21%
Delaware Basin	688	594	16%	1,282	844	52%
Total	6,263	4,885	28%	11,148	8,997	24%

Weighted average price	$34.99	$34.70	1%	$34.86	$20.61	69%

Crude oil equivalent (MBoe)
Wattenberg Field	18,328	15,400	19%	33,728	29,113	16%
Delaware Basin	3,082	2,524	22%	5,607	4,051	38%
Total	21,410	17,924	19%	39,335	33,164	19%

Weighted average price	$57.81	$49.23	17%	$53.90	$30.19	79%

Production costs for the second quarter of 2022, which include LOE, production taxes and TGP, were $190 million, or $8.85 per Boe, compared to $145 million, or $8.09 per Boe, in the first quarter of 2022. The increase in production costs per Boe was primarily due to a 9 percent increase in LOE partially offset by a 12 percent decrease in TGP between periods. The increase in LOE per Boe between periods was due to increased well service costs driven by higher commodity prices and inflation, and an increase in environmental costs between periods. The decrease in TGP expense per Boe between periods was due to lower TGP rates on the acquired Great Western production.

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The following table provides the components of production costs for the periods presented:

	Three Months Ended		Six Months Ended June 30,
	June 30, 2022	March 31, 2022	2022	2021
Lease operating expenses	$70.6	$54.2	$124.8	$84.2
Production taxes	89.3	62.9	152.2	56.5
Transportation, gathering and processing expenses	29.6	28.0	57.6	47.7
Total	$189.5	$145.1	$334.6	$188.4

	Three Months Ended		Six Months Ended June 30,
	June 30, 2022	March 31, 2022	2022	2021
Lease operating expenses per Boe	$3.30	$3.02	$3.17	$2.54
Production taxes per Boe	4.17	3.51	3.87	1.70
Transportation, gathering and processing expenses per Boe	1.38	1.56	1.46	1.44
Total per Boe	$8.85	$8.09	$8.50	$5.68

Financial Results

Net income for the second quarter of 2022 was $662 million, or $6.74 per diluted share, compared to a net loss of $32 million, or $0.33 per diluted share in the first quarter of 2022. The quarter-over-quarter change was primarily due to an increase in crude oil, natural gas and NGLs sales of $355 million, a $466 million decrease in commodity risk management loss between periods and a gain on bargain purchase from the Great Western Acquisition of $100.3 million in the second quarter of 2022, partially offset by a $128.0 million increase in income tax expense between periods. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $502 million in the second quarter of 2022 compared to $359 million in the first quarter of 2022. The movement between periods is primarily attributable to the change in sales and settled derivatives.

Net cash from operating activities for the second quarter of 2022 was approximately $747 million compared to $489 million in the first quarter of 2022. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $695 million and $539 million in the second and first quarter of 2022, respectively. The quarter-over-quarter increase in adjusted cash flows from operations was primarily due to the increase in sales partially offset by change in derivative settlements, and increases in costs and general administrative expense as a result of the Great Western Acquisition. Adjusted free cash flows, a non-U.S. GAAP metric defined below, increased to $404 million from $319 million in the first quarter of 2022.

G&A, which includes cash and non-cash expense and $13.0 million in Great Western transaction and transition related expense, was $46 million, or $2.13 per Boe in the second quarter of 2022 compared to $34 million, or $1.90 per Boe, in the first quarter of 2022. Excluding the transaction and transition costs associated with the Great Western Acquisition, G&A was $1.52 per Boe in the second quarter.

Reconciliation of Non-U.S. GAAP Financial Measures

We use “adjusted cash flows from operations,” “adjusted free cash flow (deficit),” “adjusted net income (loss)” and “adjusted EBITDAX,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating
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period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted cash flows from operations and adjusted free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe adjusted free cash flow (deficit) provides additional information that may be useful in an investor analysis of our ability to generate cash from operating activities from our existing oil and gas asset base to fund exploration and development activities and to return capital to stockholders in the period in which the related transactions occurred. We exclude from this measure cash receipts and expenditures related to acquisitions and divestitures of oil and gas properties and capital expenditures for other properties and equipment, which are not reflective of the cash generated or used by ongoing activities on our existing producing properties and, in the case of acquisitions and divestitures, may be evaluated separately in terms of their impact on our performance and liquidity. Adjusted free cash flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures. For example, we may have mandatory debt service requirements or other non-discretionary expenditures which are not deducted from the adjusted free cash flow measure.

We are unable to present a reconciliation of forward-looking adjusted cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of adjusted cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations.

Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, and acquisitions and to service our debt obligations.

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Cash Flows from Operations to Adjusted Cash Flows from Operations and Adjusted Free Cash Flow
	Three Months Ended		Six Months Ended June 30,
	June 30, 2022	March 31, 2022	2022	2021
Cash flows from operations to adjusted cash flows from operations and adjusted free cash flow:
Net cash from operating activities	$747.4	$489.0	$1,236.4	$577.4
Changes in assets and liabilities	(52.7)	49.8	(2.9)	65.6
Adjusted cash flows from operations	694.7	538.8	1,233.5	643.0
Capital expenditures for midstream assets	(3.0)	—	(3.0)	—
Capital expenditures for development of crude oil and natural gas properties	(346.7)	(187.0)	(533.7)	(240.3)
Change in accounts payable related to capital expenditures for oil and gas development activities	58.8	(33.1)	25.7	(61.3)
Adjusted free cash flow	$403.8	$318.7	$722.5	$341.4

Net Loss to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended		Six Months Ended June 30,
	June 30, 2022	March 31, 2022	2022	2021
Net income (loss) to adjusted net income (loss):
Net income (loss)	$662.4	$(32.0)	$630.4	$(96.1)
Loss (gain) on commodity derivative instruments	102.0	568.1	670.0	489.5
Net settlements on commodity derivative instruments	(298.7)	(161.6)	(460.3)	(85.8)
Tax effect of above adjustments (1)	36.4	(15.9)	(41.9)	—
Adjusted net income (loss)	$502.1	$358.6	$798.2	$307.6

Earnings per share, diluted	6.83	$(0.33)	6.42	(0.97)
Loss (gain) on commodity derivative instruments	1.04	5.80	6.83	1.79
Net settlements on commodity derivative instruments	(3.04)	(1.65)	(4.70)	(0.85)
Tax effect of above adjustments (1)	0.37	(0.16)	(0.43)	—
Adjusted earnings (loss) per share, diluted	$5.11	$3.66	$8.13	$(0.01)
Weighted average diluted shares outstanding	98.2	98.0	98.2	100.7
_____________
(1)Due to the full valuation allowance recorded against our net deferred tax assets, there is no tax effect for the six months ended June 30, 2021.

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Adjusted EBITDAX
	Three Months Ended		Six Months Ended June 30,
	June 30, 2022	March 31, 2022	2022	2021
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$662.4	$(32.0)	$630.4	$(96.1)
Loss (gain) on commodity derivative instruments	102.0	568.1	670.0	489.5
Net settlements on commodity derivative instruments	(298.7)	(161.6)	(460.3)	(85.8)
Non-cash stock-based compensation	7.2	5.5	12.8	11.5
Interest expense, net	17.6	12.9	30.5	39.1
Income tax expense (benefit)	128.0	1.2	129.2	(0.1)
Impairment of properties and equipment	0.5	0.9	1.5	0.3
Exploration, geologic and geophysical expense	0.3	0.3	0.6	0.6
Depreciation, depletion and amortization	191.1	151.1	342.1	309.0
Accretion of asset retirement obligations	3.4	3.0	6.3	6.4
Loss (gain) on sale of properties and equipment	0.5	(0.1)	0.4	(0.3)
Adjusted EBITDAX	$814.3	$549.3	$1,363.5	$674.1

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$747.4	$489.0	$1,236.4	$577.4
Gain on bargain purchase	100.3	—	100.3	—
Interest expense, net	17.6	12.9	30.5	39.1
Amortization and write-off of debt discount, premium and issuance costs	(1.3)	(1.4)	(2.7)	(7.7)
Exploration, geologic and geophysical expense	0.3	0.3	0.6	0.6
Other	2.7	(1.3)	1.3	(0.9)
Changes in assets and liabilities	(52.7)	49.8	(2.9)	65.6
Adjusted EBITDAX	$814.3	$549.3	$1,363.5	$674.1
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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Crude oil, natural gas and NGLs sales	$1,237,680	$533,141	$2,120,058	$1,001,260
Commodity price risk management gain (loss), net	(101,976)	(308,253)	(670,031)	(489,509)
Other income	2,787	3,981	4,912	3,154
Total revenues	1,138,491	228,869	1,454,939	514,905
Costs, expenses and other
Lease operating expense	70,611	42,395	124,767	84,199
Production taxes	89,251	26,968	152,167	56,460
Transportation, gathering and processing expense	29,584	25,989	57,555	47,721
Exploration, geologic and geophysical expense	320	286	573	640
General and administrative expense	45,649	32,843	79,756	65,520
Depreciation, depletion and amortization	191,061	162,210	342,116	308,973
Accretion of asset retirement obligations	3,352	3,232	6,339	6,360
Impairment of properties and equipment	510	62	1,453	252
Loss (gain) on sale of properties and equipment	498	(129)	373	(341)
Other expense	—	2,145	—	2,193
Total costs, expenses and other	430,836	296,001	765,099	571,977
Income (loss) from operations	707,655	(67,132)	689,840	(57,072)
Interest expense, net	(17,565)	(20,060)	(30,510)	(39,101)
Gain on bargain purchase	100,273	—	100,273	—
Income (loss) before income taxes	790,363	(87,192)	759,603	(96,173)
Income tax benefit (expense)	(127,982)	155	(129,182)	100
Net income (loss)	$662,381	$(87,037)	$630,421	$(96,073)

Earnings (Loss) per share:
Basic	$6.83	$(0.88)	$6.52	$(0.97)
Diluted	$6.74	$(0.88)	$6.42	$(0.97)

Weighted average common shares outstanding:
Basic	96,982	99,187	96,632	99,445
Diluted	98,246	99,187	98,150	99,445

Dividends declared per share	$0.35	$0.12	$0.60	$0.12

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$38,528	$33,829
Accounts receivable, net	723,415	398,605
Fair value of derivatives	14,643	17,909
Prepaid expenses and other current assets	11,726	8,230
Total current assets	788,312	458,573
Properties and equipment, net	7,087,772	4,814,865
Fair value of derivatives	26,967	15,177
Other assets	73,190	48,051
Total Assets	$7,976,241	$5,336,666

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	$285,414	$127,891
Production tax liability	242,653	99,583
Fair value of derivatives	702,329	304,870
Funds held for distribution	548,185	285,861
Accrued interest payable	14,683	10,482
Other accrued expenses	85,021	91,409
Total current liabilities	1,878,285	920,096
Long-term debt	1,698,047	942,084
Asset retirement obligations	146,020	127,526
Fair value of derivatives	235,630	95,561
Deferred income taxes	186,383	26,383
Other liabilities	361,155	314,769
Total liabilities	4,505,520	2,426,419

Commitments and contingent liabilities

Stockholders’ equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 97,047,329 and 96,468,071 issued as of June 30, 2022 and December 31, 2021, respectively	970	965
Additional paid-in capital	3,096,523	3,161,941
Retained earnings (accumulated deficit)	380,467	(249,954)
Treasury shares - at cost, 120,143 and 54,960 as of June 30, 2022 and December 31, 2021, respectively	(7,239)	(2,705)
Total stockholders’ equity	3,470,721	2,910,247
Total Liabilities and Stockholders’ Equity	$7,976,241	$5,336,666
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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$630,421	$(96,073)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	209,777	403,723
Depreciation, depletion and amortization	342,116	308,973
Impairment of properties and equipment	1,453	252
Accretion of asset retirement obligations	6,339	6,360
Non-cash stock-based compensation	12,770	11,515
Loss (gain) on sale of properties and equipment	373	(341)
Amortization of debt discount, premium and issuance costs	2,715	7,714
Deferred income taxes	128,481	—
Gain on bargain purchase	(100,273)	—
Other	(700)	875
Changes in assets and liabilities	2,909	(65,632)
Net cash from operating activities	1,236,381	577,366
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(533,592)	(240,266)
Capital expenditures for midstream assets	(3,015)	—
Capital expenditures for other properties and equipment	(2,537)	(274)
Cash paid for acquisition of an exploration and production business	(1,068,241)	—
Proceeds from sale of properties and equipment	461	4,414
Proceeds from divestitures	465	—
Net cash from investing activities	(1,606,459)	(236,126)
Cash flows from financing activities:
Proceeds from revolving credit facility and other borrowings	1,372,000	429,800
Repayment of revolving credit facility and other borrowings	(617,000)	(597,800)
Payment of debt issuance costs	(47)	—
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(16,860)	(5,656)
Purchase of treasury shares	(295,005)	(47,694)
Dividends paid	(59,219)	(11,885)
Principal payments under financing lease obligations	(962)	(879)
Net cash from financing activities	382,907	(234,114)
Net change in cash, cash equivalents and restricted cash	12,829	107,126
Cash, cash equivalents and restricted cash, beginning of period	33,829	2,623
Cash, cash equivalents and restricted cash, end of period	$46,658	$109,749

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2022 Second Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and David Lillo, Senior Vice President Operations for a conference call at 11:00 a.m. ET on Thursday, August 4, 2022, to discuss the 2022 second quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

To attend the conference call or webcast, participants should register online at http://www.pdce.com/investors-overview/events-calendar-webcasts-presentations/. Once registered, participants will receive the dial in details and a unique PIN number. Participants are requested to register a minimum 15 minutes before the start of the call.

A replay of the webcast will be available two hours after the call and archived on the same web page for six months.

Upcoming Investor Presentations

PDC is scheduled to participate in the 2022 EnerCom Denver - The Energy Investment Conference starting on Monday, August 8, 2022, the Barclays CEO Energy Power Conference starting on Tuesday, September 6, 2022 and the Wells Fargo Leveraged Finance Conference starting on Wednesday, September 7, 2022. Updated presentations will be posted to the Company’s website, www.pdce.com, prior to the start of each conference.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and Delaware Basin in west Texas. Its operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are primarily focused in the horizontal Wolfcamp zones.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this report are “forward-looking statements”. Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding permitting matters; future production, costs and cash flows; impacts from the acquisition and integration of Great Western, including drilling locations, zones and growth opportunities; capital expenditures and projects; the return of capital to shareholders through buybacks of shares and/or payments of dividends, ESG matters; and our ability to fund planned activities.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only
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be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•market and commodity price volatility, widening price differentials, and related impacts to the Company, including decreased revenue, income and cash flow, write-downs and impairments and decreased availability of capital;
•difficulties in integrating our operations as a result of any significant acquisitions, including the Great Western Acquisition, or acreage exchanges;
•adverse changes to our future cash flows, liquidity and financial condition;
•changes in, and interpretations and enforcement of, environmental and other laws and other political and regulatory developments, including in particular additional permit scrutiny in Colorado;
•the coronavirus 2019 (“COVID-19”) pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;
•declines in the value of our crude oil, natural gas and natural gas liquids (“NGLs”) properties resulting in impairments;
•changes in, and inaccuracy of, reserve estimates and expected production and decline rates;
•timing and extent of our success in discovering, acquiring, developing and producing reserves;
•reductions in the borrowing base under our revolving credit facility;
•availability and cost of capital;
•risks inherent in the drilling and operation of crude oil and natural gas wells;
•timing and costs of wells and facilities;
•availability, cost, and timing of sufficient pipeline, gathering and transportation facilities and related infrastructure;
•limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;
•potential losses of acreage or other impacts due to lease expirations, other title defects, or otherwise;
•risks inherent in marketing crude oil, natural gas and NGLs;
•effect of crude oil and natural gas derivative activities;
•impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;
•cost of pending or future litigation;
•impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;
•uncertainties associated with future dividends to our shareholders or share buybacks;
•timing and amounts of federal and state income taxes;
•our ability to retain or attract senior management and key technical employees;
•an unanticipated assumption of liabilities or other problems with the Great Western Acquisition or other acquisitions we may pursue;
•civil unrest, terrorist attacks and cyber threats;
•risks associated with recent inflationary trends and the potential for a recession; and
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•success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the “Item 1A. Risk Factors” made in our Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Form 10-K”) filed with the U.S. Securities and Exchange Commission (“SEC”) for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Aaron Vandeford
Director Investor Relations
303-381-9493
aaron.vandeford@pdce.com

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